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        Langer, Inc. Completes Sale of 4% Convertible Subordinated Notes

NEW YORK, Nov. 1 -- Langer, Inc. (Nasdaq: GAIT) announced today that it had sold $14,598,000 principal amount of its 4% convertible subordinated notes, due August 31, 2006, in a private placement. The notes are convertible into shares of Langer's common stock at a conversion price of $6 per share, and are subordinated to senior indebtedness of Langer. Langer received net proceeds of $13.7 million from the offering. After the offering, the Company's cash, which includes pre-offering balance sheet cash, totals approximately $15.8 million. Wm Smith Securities, Incorporated acted as placement agent in the transaction.

Andrew H. Meyers, Chief Executive Officer and President of Langer said: "The proceeds of the sale will provide Langer with the capital base to pursue growth through a targeted acquisition strategy and its internal growth initiatives. We are currently in the process of expanding our distribution capabilities through the establishment of a network of regional sales representatives and telemarketing programs targeting our customer base. Our acquisition activity is well underway and we have identified a number of possible candidates in the United States, Canada and Europe that meet our criteria.

Langer, Inc. is a leading global provider of high quality orthotics and gait-related products sold to practitioners treating muscular and skeletal disorders.

Statements in this press release may be forward-looking. Actual events will be dependent upon factors and risks including, but not limited to, the Company's ability to: manufacture and market its core products, develop new products and services; respond to new laws and regulations; implement its strategy of growth by acquisition; as well as the Company's ability to manage uncertainties and risk factors, including those described from time to time in the Company's filings with the Securities and Exchange Commission, specifically, the Company's 2001 Form 10K and its most recent Form 10Qs. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.